FOR IMMEDIATE RELEASE:
Contact: Rob Armour
601-898-4869, robarmour@bankplus.net

BancPlus Corporation Completes Acquisition of State Capital Corp.

RIDGELAND, Miss., April 1, 2020 – BancPlus Corporation (“BancPlus”), the parent company of BankPlus (“BankPlus”), today announced the completion of its previously announced acquisition of State Capital Corp. (“State Capital”), the parent company of State Bank & Trust Company (“State Bank”). Effective April 1, 2020, State Bank has been merged with and into BankPlus.

The BankPlus acquisition of State Bank builds upon the company’s presence throughout Mississippi, creating the sixth-largest bank by deposits in the state. With this transaction, BankPlus also becomes a premier Southeastern regional bank, with 80 branches located throughout Alabama, Mississippi and Louisiana. Based upon financial data as of December 31, 2019, the combined company has approximately $4.1 billion in assets, deposits of $3.6 billion and gross loans of $3.0 billion.

In addition, and in connection with the closing of the acquisition, Kirk A. Graves, Chief Executive Officer of State Bank, has been named Senior Executive Vice President & Chief Operating Officer of BankPlus. Additionally, Michael Brumfield has been named Executive Vice President & Regional Executive – Louisiana, and Owen Carty has been named Executive Vice President & Regional Executive – South Mississippi and Alabama.

BankPlus anticipates the conversion of all State Bank accounts will occur the weekend of June 12, 2020. When the conversion is complete, State Bank customers will have access to new technology and banking services including wealth management and full-service mortgage resources.

“We are excited to welcome State Bank’s clients, shareholders and team members to the BankPlus family,” said William A. Ray, President and CEO of BankPlus. “This merger represents two of Mississippi’s oldest banks coming together with a shared banking philosophy, developed over generations of serving communities and businesses.”

For additional information, locations and hours of operation, please visit www.bankplus.net.

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About BankPlus BankPlus, founded in 1909, is headquartered in Ridgeland, Mississippi, and was chartered in Belzoni, Mississippi. BankPlus now has 80 banking locations in Mississippi, Alabama and Louisiana and offers full-service commercial banking, mortgage lending and wealth management services in addition to a full range of internet banking services. As of December 31, 2019, prior to the acquisition of State Bank & Trust Company, BankPlus had $3.0 billion in total assets, $2.6 billion in deposits and $2.1 billion in gross loans. For additional information, locations and hours of operation, please visit www.bankplus.net.